      As filed with the Securities and Exchange Commission on July 20, 1999.

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 FORM 8-A/A-2

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                          PILGRIM'S PRIDE CORPORATION
            (Exact name of registrant as specified in its charter)

                Delaware                                      75-1285071
(State of incorporation or organization)           (IRS Employer Identification No.)

       110 South Texas Street
          Pittsburg, Texas                                      75686-0093
(Address of principal executive offices)                        (Zip Code)

If this form relates to the registration of a class of    If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the Exchange      securities pursuant to Section 12(g) of the Exchange
Act and is effective pursuant to General Instruction      Act and is effective pursuant to General Instruction
A.(c), please check the following box.  [X]               A.(d), please check the following box.  [_]

Securities Act registration statement file number to which this form relates:
Not Applicable.


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                               Name of each exchange on which
         to be so registered                               each class is to be registered
         -------------------                               ------------------------------

         Class B Common Stock,                             New York Stock Exchange, Inc.
         par value $.01 per share


Securities to be registered pursuant to Section 12(g) of the Act: None

--------------------------------------------------------------------------------

     On July 20, 1999, (i) the stockholders of Pilgrim's Pride Corporation (the "Company") approved an amendment (the "Amendment") to the Company's Certificate of Incorporation which would permit dividends of either Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock") or Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), as specified by the Board of Directors of the Company, to holders of the Company's Class B Common Stock and (ii) the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware effecting the Amendment.

     Accordingly, the Company's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 24, 1986, and amended on July 1, 1998, is hereby amended and restated in its entirety to read as follows:

Item 1.    Description of Registrant's Securities to be Registered.
           -------------------------------------------------------

  The Company is registering hereby its Class B Common Stock.

  The Company's authorized capital stock consists of 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), 100,000,000 shares of Class A Common Stock and 60,000,000 shares of Class B Common Stock.

  The following summary of certain features of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, as amended, which is included as an exhibit to this Registration Statement and incorporated herein by reference.

COMMON STOCK

  Identical Rights.  Except as otherwise expressly provided in the Certificate
  ----------------
of Incorporation, as amended, all shares of the Common Stock will be identical and will entitle the holders of the Common Stock to the same rights and privileges.

  Dividends.  Subject to the prior rights and preferences of the Preferred
  ---------
Stock, if any, the holders of record of the Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors out of any funds of the Company, except that (i) if dividends are declared that are payable in shares of Common Stock, such stock dividends will be payable at the same rate on each class of Common Stock and will be payable in shares of Class A Common Stock to holders of Class A Common Stock and in shares of either Class A Common Stock or Class B Common Stock, as may be specified by the Board of Directors, to holders of Class B Common Stock and (ii) if dividends are declared that are payable in shares of common stock of another company, then such shares may differ as to voting rights to the extent that voting rights differ among the Class A Common Stock and the Class B Common Stock.

  Stock Splits.  Except as expressly provided above, the Company will not
  ------------
subdivide, by stock split, reclassification, stock dividend, recapitalization or other subdivision, or combine the outstanding shares of one class of Common Stock unless the outstanding shares of both classes of Common Stock are capable of being proportionately subdivided or combined.

  Liquidation Rights.  In the event of any voluntary or involuntary liquidation,
  ------------------
dissolution or winding up of the affairs of the Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution or winding-up of the Company, as such terms are used herein, will not be deemed to be occasioned by or to include any consolidation or merger of the Company with or into any other company or companies or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Company.

  Voting Rights.  The holders of shares of the Class A Common Stock and the
  -------------
Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to 1 vote and each share of Class B Common Stock entitled to 20 votes, except as otherwise provided by law.

  Consideration on Merger, Consolidation, Business Combination. In any merger,
  ------------------------------------------------------------
consolidation or business combination, the consideration to be received per share by the holders of Class A Common Stock and Class B Common Stock will be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights differ among the Class A Common Stock and the Class B Common Stock.

  Preemptive Rights; Subscription Rights; Cumulative Voting.  Stockholders of
  ---------------------------------------------------------
the Company will not be entitled to preemptive or subscription rights or to cumulative voting.

PREFERRED STOCK

  The authorized Preferred Stock is issuable from time to time, in one or more series, at the discretion of the Board of Directors of the Company. The Board of Directors has authority, without further stockholder approval, to provide for the issuance of Preferred Stock in one or more series, and to determine the designations, rights, preferences and limitations of such series, including the relative ranking with other series, the voting rights, if any, the dividend rate, the redemption and liquidation rights, the conversion rights, if any, and any other rights, preferences, qualifications, limitations or restrictions.

CERTAIN ANTI-TAKEOVER EFFECTS

  Preferred Stock.  Although the Board of Directors has no present intention to
  ---------------
issue Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase Preferred Stock, may have the effect of delaying, deferring or preventing a change in control of the Company or may increase or decrease the number of shares constituting each series.

  Section 203 of the Delaware General Corporation Law.  Because the Company has
  ---------------------------------------------------
not by a provision in its Certificate of Incorporation elected otherwise, it is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which imposes certain restrictions, described below, on "business combinations" with an "interested stockholder" that could produce anti-takeover effects in certain circumstances. Section 203 generally defines a business combination to include (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

  Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (not counting those shares owned by directors who are also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Item 2.  Exhibits.
         --------

         Exhibit No.    Description of Exhibit
         ----------     ----------------------

             1. Certificate of Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 1 of the Company's Form 8-A,filed with the Securities and Exchange Commission on July 20, 1999).

             2. Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 1 of the Company's Form 8-A/A-1, filed with the Securities and Exchange Commission on July 1, 1998).

             3. Amended and Restated Corporate Bylaws of the Company (incorporated by reference to Exhibit 3 of the Company's Form 8-A, filed with the Securities and Exchange Commission on July 20, 1999).

                                   SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                  PILGRIM'S PRIDE CORPORATION


Date:  July 20, 1999              By: / s / Richard A. Cogdill
                                      ---------------------------------------
                                      Richard A. Cogdill
                                      Executive Vice President, Chief Financial
                                      Officer, Secretary and Treasurer

                                 EXHIBIT INDEX

     Exhibit No.    Description of Exhibit
     ----------     ----------------------

        1. Certificate of Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 1 of the Company's Form 8-A, filed with the Securities and Exchange Commission on July 20, 1999).

        2. Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 1 of the Company's Form 8-A/A-1, filed with the Securities and Exchange Commission on July 1, 1998).

        3. Amended and Restated Corporate Bylaws of the Company (incorporated by reference to Exhibit 3 of the Company's Form 8-A, filed with the Securities and Exchange Commission on July 20, 1999).